SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 7, 2007

TRUE NORTH ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-51519	98-043482
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Allen Center, 1200 Smith Street 16th Floor, Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

(713) 353-3948
(Registrant’s telephone number, including area code)
_________________________________________________________
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL AGREEMENT

On February 7, 2007 we entered into a development agreement (the “Development Agreement”), made effective as of January 1, 2007, with BP America Production Company (“BP”) respecting our participation in the drilling of a test well to a targeted depth of approximately 18,500 feet (the “Initial Well”) to test the Tuscaloosa C-1 Sand on the A. Major Heirs No. 1 well located in Pointe Coupee Parish, Louisiana. Thereunder, we are obligated to pay BP 11.67% of the drilling costs of the Initial Well regardless of whether the Initial Well is successfully drilled to the objective depth. BP has estimated that the drilling costs for the Initial Well will be approximately $14,862,000. Our proportionate share of such estimated drilling costs is $1,734,395 which was paid by us upon execution of the Development Agreement. In consideration of the foregoing, we will have the right to earn an 8.75% working interest, as discussed in greater detail below.

When and if the casing point is reached on the Initial Well, BP shall provide us with written notice thereof. Such notice shall state whether BP proposes to attempt to complete the Initial Well as a producer, whether to the objective depth or in a shallower zone, or to abandon the Initial Well as a dry hole. If BP proposes to complete the Initial Well as a producer, such notice will also include an authority for expenditure (“AFE”), which will include, at a minimum, an estimate of completion costs for the Initial Well. Upon receipt thereof, we will have 48 hours to elect to participate therein. If we timely elect to participate, we will pay 8.75% of the costs of any newly acquired surface equipment associated with the Initial Well beyond the wellhead connections. If the completion attempt results in the production of oil and/or gas in commercial quantities, BP will serve as operator for the Initial Well.

If BP does not drill the Initial Well to the objective depth, we will have the right, but not the obligation, for a period of one year from the date the drilling rig used to drill the Initial Well is removed from the site location for the Initial Well, to participate in the drilling of a substitute well. BP has no obligation to drill a substitute well and we have no right to propose the drilling thereof. If BP proposes to drill a substitute well and we timely elect to participate therein, such substitute well shall be treated for purposes of the Development Agreement as the Initial Well and we will be obligated to pay 11.67% of the drilling costs for such substitute well.

When and if the Initial Well is drilled to the objective depth or, if applicable, a shallower depth, and successfully completed as a well capable of producing oil and/or gas in commercial quantities, BP shall assign to us an 8.75% working interest in the Initial Well and an 8.75% interest in BP’s interests in certain related leases and BP’s right to obtain, acquire or otherwise earn certain interests related to the contract area which covers an area of approximately 640 acres. These assignments will be limited as to those depths between the surface and the stratigraphic equivalent of the base of the objective zone.

Drilling has commenced on the Initial Well which is currently drilling at approximately 13,000 feet. The Initial Well is expected to reach the objective depth in or about the middle of March 2007. The Initial Well is expected to be logged within a week after reaching the objective depth. Shortly thereafter, we expect to be able to determine whether the Initial Well is commercially viable.

ITEM 8.01 OTHER EVENTS

In our Current Report on Form 8-K dated August 4, 2006 we advised that unauthorized promotional articles written by Scott S. Fraser respecting us, our operations, and predictions concerning the future price of our common stock had been published in the Elite Stock Market Advisory and The Natural Contrarian. We have been recently made aware that a new article respecting us, written by Scott S. Fraser, presently appears in the February 2007 edition of The Natural Contrarian. As before, the article has not been authorized or approved by us in any manner. Accordingly, we repeat our prior warning herein. We have no relationship with Mr. Fraser, the Elite Stock Market Advisory, The Natural Contrarian, or anyone affiliated with Mr. Fraser, the Elite Stock Market Advisory, The Natural Contrarian, or the articles, past or present, and have not engaged Mr. Fraser, the Elite Stock Market Advisory, The Natural Contrarian, or any other person to prepare such articles. Further, we have never approved, authorized or endorsed such articles. Other persons may have published similar articles on us or may publish similar articles in the future without our knowledge, authorization or approval. Accordingly, our shareholders, together with prospective investors and all persons looking to learn about us, our prospects, and our present and proposed operations, should not rely on such persons, publications or articles. In evaluating us and our prospects, reliance should be placed on the periodic and other filings we make with the Securities and Exchange Commission.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibits filed as part of this Report are as follows:

Exhibit 10.1	Development Agreement effective as of January 1, 2007 between Registrant and BP America Production Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly cause this Report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUE NORTH ENERGY CORPORATION

Dated: February 8, 2007	By:	/s/ John I. Folnovic
Name: John I. Folnovic Title: President and Chief Executive Officer